Exhibit 99.1

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Darren Daugherty Investor Relations (212) 521-2788 Candace Leeds Public Affairs (212) 521-2416

LOEWS CORPORATION REPORTS
NET INCOME FOR THE THIRD QUARTER OF 2011

NEW YORK, October 31, 2011—Loews Corporation (NYSE:L) today reported net income for the 2011 third quarter of $162 million, or $0.40 per share, as compared to $36 million, or $0.09 per share, in the 2010 third quarter.

Book value per share increased to $47.75 at September 30, 2011 compared to $46.81 at June 30, 2011 and $44.51 at December 31, 2010.

Net income and earnings per share information attributable to Loews Corporation is summarized in the table below:

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2011	2010	2011	2010

Net income attributable to Loews Corporation:
Income before net investment gains (losses) (a)	$177	$19	$787	$792
Net investment gains (losses)	(15)	37	9	49
Income from continuing operations	162	56	796	841
Discontinued operations, net (a)		(20)		(19)
Net income attributable to Loews Corporation	$162	$36	$796	$822
Net income per share:
Income from continuing operations	$0.40	$0.13	$1.95	$2.00
Discontinued operations, net		(0.04)		(0.04)
Net income per share	$0.40	$0.09	$1.95	$1.96
Book value per share at:
September 30, 2011	$47.75
December 31, 2010	$44.51

(a)
Includes losses of $309 million (after tax and noncontrolling interests) in continuing operations and $19 million (after tax and noncontrolling interests) in discontinued operations for the three and nine months ended September 30, 2010 related to CNA’s Loss Portfolio Transfer transaction.

Three Months Ended September 30, 2011 Compared with 2010

Net income in third quarter of 2011 amounted to $162 million as compared to $36 million in the comparable period of 2010. The increase is primarily due to a $328 million charge (after tax and noncontrolling interest) at CNA Financial Corporation in 2010 related to the Loss Portfolio Transfer (“LPT”) transaction under which CNA ceded legacy asbestos and environmental pollution liabilities to National Indemnity Company. Excluding that charge, net income decreased due to lower investment income primarily from decreased limited partnership results and higher natural catastrophe losses at CNA in 2011 as compared to 2010. In addition, parent company investment income decreased due to lower performance of equity investments. These declines were partially offset by higher earnings at Diamond Offshore Drilling, Inc.

Nine Months Ended September 30, 2011 Compared with 2010

Net income for the first nine months of 2011 amounted to $796 million (after tax and noncontrolling interests) as compared to $822 million in the prior year period. Excluding the charge related to the LPT transaction, results for the first nine months of 2011 decreased primarily due to the reasons discussed above in the three month comparison and a lower level of favorable net prior year development recorded by CNA in 2011 than in 2010.

SHARE REPURCHASES

At September 30, 2011, there were 397.4 million shares of Loews common stock outstanding. During the three and nine months ended September 30, 2011, the Company purchased 7.5 million and 17.4 million shares of its common stock at an aggregate cost of $275 million and $690 million. Depending on market conditions, the Company from time to time purchases shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

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CONFERENCE CALLS

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Monday, October 31, 2011. A live webcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 14714881. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the third quarter results of CNA has been scheduled for 10:00 a.m. ET, October 31, 2011. A live webcast will be available at http://investor.cna.com. Those interested in participating in the question and answer session should dial (888) 334-3020, or for international callers, (719) 325-2340. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the third quarter results of Boardwalk Pipeline has been scheduled for 9:00 a.m. ET, Monday, October 31, 2011. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (800) 901-5241 or for international callers, (617) 786-2963. The conference ID number is 51227829. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the third quarter results of Diamond Offshore was held on Thursday, October 20, 2011. An online replay is available on Diamond Offshore’s website (www.diamondoffshore.com).

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ABOUT LOEWS CORPORATION

Loews Corporation, a holding company, is one of the largest diversified corporations in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), a 90% owned subsidiary; Diamond Offshore Drilling, Inc. (NYSE: DO), a 50.4% owned subsidiary; HighMount Exploration & Production LLC, a wholly owned subsidiary; Boardwalk Pipeline Partners, LP (NYSE: BWP), a 64% owned subsidiary; and Loews Hotels, a wholly owned subsidiary.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Financial Review

September 30,
Three Months		Nine Months
2011	2010	2011	2010
(In millions, except per share data)

Revenues:
Insurance premiums	$1,732	$1,645	$4,942	$4,868
Net investment income	333	654	1,513	1,797
Investment gains (losses)	(27)	62	15	94
Contract drilling revenues	861	749	2,520	2,405
Other	539	591	1,658	1,736
Total	3,438	3,701	10,648	10,900

Expenses:
Insurance claims & policyholders’ benefits	1,400	1,343	4,131	3,798
Contract drilling expenses	392	351	1,142	1,009
Other (a)	1,207	1,749	3,624	4,136
Total	2,999	3,443	8,897	8,943

Income before income tax	439	258	1,751	1,957
Income tax expense	(124)	(84)	(464)	(619)

Income from continuing operations	315	174	1,287	1,338

Discontinued operations, net		(22)		(21)
Net income	315	152	1,287	1,317
Amounts attributable to noncontrolling interests	(153)	(116)	(491)	(495)
Net income attributable to Loews Corporation	162	36	796	822

Net income attributable to Loews Corporation:
Income from continuing operations	$162	$56	$796	$841
Discontinued operations, net (a)		(20)		(19)
Net income attributable to Loews Corporation	$162	$36	$796	$822

Income per share attributable to Loews Corporation:
Income from continuing operations	$0.40	$0.13	$1.95	$2.00
Discontinued operations, net		(0.04)		(0.04)
Diluted income per share attributable to Loews Corporation	$0.40	$0.09	$1.95	$1.96

Weighted diluted number of shares	401.73	418.47	408.05	420.47

(a)
Includes a loss of $529 million ($309 million after tax and noncontrolling interests) and a $19 million loss from discontinued operations for the three and nine months ended September 30, 2010 related to CNA’s transfer of legacy asbestos and environmental pollution liabilities to National Indemnity Company (“NICO”).

Loews Corporation and Subsidiaries
Additional Financial Information

September 30,
Three Months		Nine Months
2011	2010	2011	2010
(In millions)

Revenues:
CNA Financial	$2,203	$2,301	$6,688	$6,786
Diamond Offshore	881	833	2,582	2,518
HighMount	95	98	297	351
Boardwalk Pipeline	269	264	843	821
Loews Hotels	82	74	251	230
Investment income (loss) and other	(65)	69	(28)	100
	3,465	3,639	10,633	10,806

Investment gains (losses):
CNA Financial	(27)	62	14	125
Corporate and other			1	(31)
	(27)	62	15	94
Total	$3,438	$3,701	$10,648	$10,900

Income (Loss) Before Income Tax:
CNA Financial (a)	$154	$(228)	$631	$518
Diamond Offshore	335	298	974	1,023
HighMount	25	30	78	105
Boardwalk Pipeline (b)	46	55	141	196
Loews Hotels	(1)	(1)	13	4
Investment income (loss), net	(64)	72	(23)	102
Other (d)	(29)	(30)	(78)	(85)
	466	196	1,736	1,863

Investment gains (losses):
CNA Financial	(27)	62	14	125
Corporate and other			1	(31)
	(27)	62	15	94
Total	$439	$258	$1,751	$1,957

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$84	$(140)	$377	$312
Diamond Offshore	121	93	363	333
HighMount	16	19	50	56
Boardwalk Pipeline (b) (c)	18	21	56	80
Loews Hotels		(2)	8	1
Investment income (loss), net	(41)	47	(13)	67
Other (d)	(21)	(19)	(54)	(57)
	177	19	787	792

Investment gains (losses):
CNA Financial	(15)	37	9	68
Corporate and other				(19)
	(15)	37	9	49

Income from continuing operations	162	56	796	841
Discontinued operations, net (a)		(20)		(19)
Net income attributable to Loews Corporation	$162	$36	$796	$822

(a)
Includes a loss of $529 million ($309 million after tax and noncontrolling interests) and a $19 million loss from discontinued operations for the three and nine months ended September 30, 2010 related to CNA's transfer of legacy asbestos and environmental pollution liabilities to NICO.

(b)
Includes an impairment charge of $29 million ($11 million after tax and noncontrolling interests) for the nine months ended September 30, 2011 related to the carrying value of certain steel pipe materials.

(c)	Represents a 64.0%, 65.9%, 65.0% and 67.0% ownership interest in Boardwalk Pipeline for the respective periods.
(d)	Consists primarily of corporate interest expense and other unallocated expenses.